P

Portman
Limited

ABN 22 007 871 892

Level 11

The Quadrant

1 William Street

Perth 6000

Western Australia

GPO Box W2017

Perth, 6001

Tel: 61 8 9426 3333

Fax: 61 8 9426 3344

(10 pages in total)

30 October 2008

The Announcements Officer
Australian Stock Exchange (Sydney) Limited
Level 10
20 Bond Street
SYDNEY NSW 2001

Electronically Lodged

Dear Sir

QUARTERLY REPORT FOR THE PERIOD ENDED 30 SEPTEMBER 2008

Please find attached Portman’s Quarterly Report for the period ended 30 September 2008.

Yours faithfully

/s/ C. M. Rainsford
C M Rainsford
Company Secretary

PORTMAN LIMITED

PORTMAN LIMITED

A.B.N. 22 007 871 892

QUARTERLY REPORT FOR THE PERIOD ENDED
30 SEPTEMBER 2008

HIGHLIGHTS

Earnings

•	Q3 sales were $239.0 million, an increase of $101.5 million from Q3 2007. The increase is due primarily to an increase in the benchmark price of iron ore. Prices settled at an increase of 80% for fines and a 97% increase for lump.

•	Results were significantly impacted by the unrealised mark-to-market (“MTM”) adjustment on hedge instruments ($101.1 million) with a net profit after tax for the Q3 of $19.6 million, a decrease of $0.9 million on Q3 2007.

•	Including the unfavourable unrealised MTM adjustment the first nine months profit after tax was still a record $156.7 million, an increase of $79.1 million from the previous corresponding nine months in 2007.

Corporate

•	On 11 September 2008 Portman received a takeover offer from Cliffs Natural Resources Inc. (formerly Cleveland-Cliffs Inc) of the USA in relation to the 14.81% of shares in Portman it does not already own. Under the terms of the offer, Portman shareholders will receive A$21.50 in cash for each Portman share held. After careful consideration, the Independent Directors have resolved to recommend that Portman shareholders accept the Cliffs’ Offer in the absence of a superior proposal. The offer period opened on 3 October 2008 and closes on 3 November 2008 unless the offer period is extended.

•	Portman’s position in Golden West Resources had reduced to 18.5% by the end of September 2008.

Koolyanobbing Project

•	Reduced ore and waste movements reflect an ongoing conscious decision to reduce in-pit mining in order to deplete ROM stocks during 2008 and 2009.

•	Ore produced for Q3 was below the corresponding period in 2007 due to a scheduled 12 day plant shutdown. During Q4 a trial is to be conducted to confirm the plant is capable of sustaining the planned 8.5Mtpa expanded throughput.

•	Ore railed for Q3 2008 was in line with the corresponding period in 2007 despite interruptions to the rail services during September caused by a train collision (empty iron ore train and freight train) at the Scadden passing loop on the Esperance line, and an iron ore train derailment within the Port of Esperance.

•	The rail re-sleepering project was successfully completed during August 2008. Upgrading of 120km of the Esperance rail line commenced in August 2008 and is planned for completion during Q1 2010. The project is progressing well with no restrictions in rail traffic experienced.

•	Pre-feasibility study of the potential for expansion of the Koolyanobbing operations beyond 8.5Mtpa continued during Q3. The pre-feasibility study is planned to be completed during Q2 2009.

•	Steady implementation of various programmes aimed at raising organisational capability continues.

Cockatoo Island Project

•	Approval was granted for Stage 3 mining of the existing deposit and construction of the seawall extension commenced during August. Seawall construction is expected to take approximately one year.

•	All Stage 2 operations are expected to cease during Q4.

PORTMAN LIMITED P
A.B.N. 22 007 871 892

1.0 PORTMAN LIMITED REPORTS THIRD QUARTER EARNINGS

Portman Limited (ASX:PMM) today reported third quarter 2008 unaudited net profit of $19.6 million (2007: $20.5 million) or 11.8 cents per share (2007: 11.7 cents per share). Net profit for the nine months ending 30 September 2008 was $156.7 million (2007: $77.6 million) or 94.4 cents per share (2007: 44.2 cents per share).

Following is a summary:

	(In Millions Except Per Share)
	Third Quarter		9 Months Ending
Million	2008	2007	2008	2007
Sales Tonnes (tonnes)	2.1	2.1	6.1	6.2
Sales Revenue	$238.9	$137.4	$651.2	$403.7
Net profit before tax (excluding MTM on hedging instruments)	$129.0	$31.7	$333.6	$116.1
Net profit after tax (excluding MTM on hedging instruments)	$90.3	$22.1	$234.0	$81.3
Net profit before tax	$27.9	$29.5	$223.1	$110.9
Net profit after tax	$19.6	$20.5	$156.7	$77.6
Cents per share	11.8	11.7	94.4	44.2
Depreciation and amortisation	$7.8	$7.2	$25.5	$17.9
Capital additions	$16.1	$11.3	58.0	$15.2

•	There were $1.1 million of non-cash additions for the quarter ended 30 September 2008 (2007: $10.7 million).

Third Quarter

At 1 July 2008 Portman Ltd discontinued hedge accounting with the full impact of the unrealised MTM movement from the hedging instruments being recognised in the Income Statement from this date. Excluding the unrealised MTM movement, net profit before tax for the quarter was $129.0 million (2007: $31.7 million).

Taking into account the unrealised MTM loss of $101.1 million for the quarter net profit before tax for the quarter was $27.9 million (2007: $29.5 million). Net profit after tax for the quarter was $19.6 million (2007: $20.5 million)

Excluding the effect of the MTM movement on hedging instruments, pre-tax earnings increased $97.3 million on the prior year primarily due to:

•	Sales revenue increased by $101.5 million which was primarily due to the increase in the 2008 benchmark price for iron ore ($114.2 million) and the gain on unwind of the hedge reserve due to discontinuation of hedge accounting ($13.5 million). This was partially offset by a lower sales volume (-$3.4 million) and depreciation of the Australian dollar relative to the U.S. dollar (-$22.8 million).

•	Cost of goods sold has increased $8.2 million on last year primarily due to cost escalations (higher fuel, maintenance and contract labour) of ($10.3 million) which is partially offset by a favourable volume variance ($2.1 million).

•	Other significant increases comprised: shipping and selling costs increased by $6.2 million primarily due to increased sales royalties; exploration and evaluation expenditure increased $6.6 million and borrowing costs increased $1.4 million primarily due to the leased mining equipment. These increased costs were partially offset by foreign exchange gains (realised and unrealised) of $18.6 million.

First nine months ending 30 September

Net profit after tax for the nine months ending 30 September 2008 was $156.7 million (2007: $77.6 million) or 94.4 cents per share (2007: 44.2 cents per share). Excluding the MTM movement on hedge instruments, profit before tax was $333.6 million for the nine months ending 30 September 2008 (2007: $116.1 million).

Excluding the effect of the MTM movement on hedging instruments, pre-tax earnings increased $217.50 million on the prior year primarily due to:

•	Sales revenue increased by $247.5 million. This was primarily driven by the increase in the benchmark price ($314.5 million) and the unwind of the hedge reserve on discontinuation of hedge accounting ($13.5 million). This was partially offset by a reduction in sales volumes ($10.8 million) and an exchange variance ($69.7 million) due to the appreciation of the AUD relative to the USD.

•	Cost of goods sold increased $16.1 million primarily due to cost escalations (higher fuel, maintenance and contract labour) of ($22.5 million) which is partially offset by a favourable volume variance ($6.4 million).

•	Other significant increases comprised: shipping and selling costs increased $15.1 million primarily due to increased sales royalties; exploration and evaluation expenditure increased $12.1 million and borrowing costs increased $3.6 million primarily due to the leased mining equipment. These costs were partially offset by interest income which increased $3.7 million on last year.

Capital Expenditure

The Company’s 2008 capital additions for the quarter totalled $16.1 million of which $1.1 million were non-cash additions. Additions for the nine months ending 30 September 2008 totalled $58.0 million.

Capital additions are all funded from current cash flow.

Inventory

At 30 September 2008 Portman had 0.7 million tonnes of finished product inventory, 0.2 million tonnes lower than the end of the Q3 2007.

Liquidity

At 30 September 2008, Portman had $266.4 million of cash and cash equivalents and $27.5 million in held-to-maturity investments exceeding 90 days. At 30 September 2007, Portman had $126.7 million of cash and cash equivalents and $42.5 million in held to maturity investments exceeding 90 days. The increase in the liquid assets is primarily due to the increase in the benchmark sales price reduced partially by the share buy back undertaken by Portman on 27 June 2008. Portman funded the $143.3 million required for the buy back from liquid assets held at that date.

Outlook

Portman’s production estimate for 2008 production is 7.7 million tonnes comprising 7.3 million tonnes from Koolyanobbing and 0.4 million from Cockatoo Island. Sales tonnes are forecast at approximately the same tonnages as production which is consistent with previous estimates. However economic uncertainty, tightening of credit facilities and reductions in steel production are collectively reducing the degree of certainty with which Portman can forecast near-term sales volumes.

PORTMAN IRON ORE

2.1 Koolyanobbing Project

2.1.1. Production

Production and shipments for the quarter were as follows:

(‘000)	Actual	Actual	Actual
	Sep Qtr	YTD	Sep Qtr
	2008	2008	2007
Waste: (bcm)

Koolyanobbing	767	1,892	272

Mt Jackson	170	712	129

Windarling	977	4,902	1,780

Total Waste	1,915	7,506	2,181

Ore Mined: (wmt)

Koolyanobbing	166	835	462

Mt Jackson	288	1,688	282

Windarling	426	1,437	593

Total Ore Mined	880	3,960	1,337

Ore Processed: (wmt)

Lump	736	2,433	896

Fines	795	2,818	992

Total Ore Processed	1,531	5,250	1,888

Ore Railed: (wmt)

Lump	826	2,489	860

Fines	1,058	3,184	1,005

Total Ore Railed	1,884	5,673	1,865

Ore Shipped: (wmt)

Lump	795	2,439	916

Fines	1,216	3,220	1,042

Total Ore Shipped	2,011	5,659	1,958

2.2.	Cockatoo Island Joint Venture (100%)

2.2.1.	Production

Production and shipments for the quarter were as follows:

(‘000)	Actual	Actual	Actual
	Sep Qtr	YTD	Sep Qtr
	2008	2008	2007
Waste (bcm)	34	121	—

Ore Mined (wmt)	104	528	452

Ore Produced (wmt)	132	713	339

Ore Shipped (wmt)	150	790	362

2.3.	Exploration

2.3.1.	Summary

Activities During the Quarter included:

(a)	RC Drilling on Magnetite Beneficiation Targets associated with the A and K deposits Koolyanobbing.

(b)	RAB and Aircore drilling targeted on detrital iron mineralisation at Windarling and Mt Jackson.

(c)	RAB drilling was completed over channel targets at Mt Finnerty. Results were not visually encouraging and assays are awaited.

(d)	Detailed aeromagnetic surveys at Koolyanobbing and Mt Richardson.

(e)	Interpretation of detailed aeromagnetic surveys and detailed geological mapping at Windarling.

(f)	Portman and Iron Mountain Mining Limited reached agreement for Portman to have an option to acquire Iron Mountain’s Mt Richardson Iron Ore Project. Portman has undertaken a detailed low level high resolution aeromagnetic and radiometric survey and is waiting on the results. Portman has also commenced detailed geological mapping of the project as the basis to carry out reconnaissance drilling in the first and second quarters of 2009.

(g)	No significantly mineralised results were received during the quarter.

(h)	Metallurgical testwork continues on samples from RC drilling at Cockatoo Island with results expected during the December quarter.

(i)	Virtually no assay results were received during the quarter because of laboratory congestion. This is apparently an industry wide situation with turn around times at the laboratory of around 110 days.

2.3.2.	Koolyanobbing Project Area

RC drilling was focused on delineating magnetite mineralisation underlying the hematite deposits at K pit (19 holes) and A Pit 2 holes. Mineralisation is reflected as high amplitude magnetic anomalies. This mineralisation which contains appreciable silica and carbonate has been targeted as potential beneficiation feed later in the life of the Koolyanobbing project.

RAB and Aircore Drilling commenced mainly to test for the presence of detrital iron deposits in a near mine setting. Significant thicknesses of iron rich detrital deposits have been intersected at Koolyanobbing and Windarling although assay results are still awaited. Infill drilling will be required to define the extents of this mineralisation.

2.3.3.	Mt Finnerty Joint Venture (Portman 80% Iron Ore Rights)

Systematic RAB drilling was carried out to test extents of iron rich detrital channel deposits. Results were not visually encouraging with relatively thin iron rich beds intersected. Assay results are yet to be received.

2.3.4.	Perrinvale Project

No field work was carried out during the quarter.

2.3.5.

Mt Richardson Project (option to acquire)

During the quarter Portman and Iron Mountain Mining Limited reached agreement for Portman to have an option to acquire Iron Mountain’s Mt Richardson Iron Ore Project. Encouraging drill results on outcropping iron mineralisation have previously been reported. Portman has undertaken a detailed low level high resolution aeromagnetic and radiometric survey and is waiting on the results. Detailed geological mapping is currently underway. Reconnaissance drilling is proposed during the first and second quarters of 2009

2.3.6.	Cockatoo Island

Metallurgical processing of RC drill cuttings is in progress. Results are expected in the December quarter.

2.3.7.	Irvine Island Joint Venture (50/50 JV with Pluton Resources Limited)

Diamond drilling commenced on the Hardstaff point hematite prospect. Sandstones and conglomerates of the Yampi member were intersected in six drill holes completed to date. Mineralised sections have been logged and submitted for assay.

2.3.8.	Exploration Expenditure

(‘000)	Actual	Actual	Actual
		YTD
	Sep Qtr 2008	2008	Sep Qtr 2007
Koolyanobbing Iron Ore Project	6,155	11,167	1,957

Cockatoo Island Iron Ore Project (100%)	379	610	76

3.0	FOREIGN EXCHANGE HEDGING

Total residual foreign exchange cover for the Portman Group at 30 September 2008 was US$1,045 million.

YEAR	2008	2009	2010	2011	TOTAL
Face Value US$M	185.5	560.0	244.0	55.0	1,044.5

Weighted Avg Hedge Rate	0.8058	0.7970	0.7448	0.7684	0.7861

•	Up to 12 months maturity:

Uncommitted Hedging:	Minimum 40% Maximum 90% of forecast USD sales
Committed Hedging:	Maximum 90% of forecast USD sales

•	13 to 24 months maturity:

Uncommitted Hedging:	Minimum 20% Maximum 75% of forecast USD sales
Committed Hedging:	Maximum 30% of forecast USD sales

•	25 to 48 months maturity:

Uncommitted Hedging:	Minimum 10% Maximum 50% of forecast USD sales
Committed Hedging:	Maximum 15% of forecast USD sales

PORTMAN LIMITED
A.B.N. 22 007 871 892

Corporate Information

Directors
Joseph Carrabba Richard Mehan David Gunning Donald Gallagher William Calfee Laurie Brlas Michael Perrott Malcolm Macpherson	Chairman Managing Director Director Director Director Director Independent Director Independent Director

Company Secretary

Christopher Hunt
Caroline Rainsford

Registered Office

Level 11, The Quadrant
1 William Street
Perth  6000
WESTERN AUSTRALIA

Telephone:        (08) 9426 3333
Facsimile:         (08) 9426 3344

Internet site:      www.portman.com.au

At 30 September 2008 there were 165,916,353 Ordinary shares on issue.

Substantial Shareholders as at 30 September 2008

Cliffs Asia-Pacific Pty Ltd